News Release - For Immediate Release

Visteon raises $500 million through amended secured term loan
VAN BUREN TOWNSHIP, Mich., April 10, 2007 — Visteon Corporation (NYSE: VC) announced it has added an incremental $500 million tranche to an existing term loan facility, enhancing its liquidity as it continues to make solid progress with its multi-year improvement plan.
Taking advantage of favorable market conditions, Visteon amended an existing $1 billion seven-year secured term loan that expires in June 2013. The new tranche expires in December 2013, bringing the total amount of Visteon’s term loan to $1.5 billion.
J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. acted as lead arrangers for this transaction; JPMorgan Chase Bank, N.A. is the administrative agent.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 45,000 people.
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are available at www.visteon.com
Contacts:
Media Inquiries
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investor Inquiries
Derek Fiebig
734-710-5800
dfiebig@visteon.com